Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS APPOINTS

GREGORY L. PROBERT TO ITS BOARD

PROBERT NAMED EXECUTIVE VICE CHAIRMAN

PROVO, Utah, June 17, 2010 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company, today announced the appointment of Gregory L. Probert, an executive with extensive direct selling experience, as well as marketing and operational experience in consumer-oriented businesses, as a member of the Board of Directors, to serve as a Class II director.  Nature’s Sunshine also named Mr. Probert Executive Vice Chairman.

“We are excited to welcome Greg Probert to our Board of Directors and to his role as Executive Vice Chairman,” said Kristine F. Hughes, Nature’s Sunshine Chairman and a founder of the Company. “Greg brings tremendous experience in the direct selling industry.  He has broad marketing and operational expertise that we know will serve our Board and benefit the Company and its shareholders.”  Michael Dean, Nature’s Sunshine’s President and CEO, added:  “As a consultant, Greg’s input has already proven valuable to the Company and we look forward to his expanded role as both executive and director.”

Mr. Probert has served as a consultant in the direct selling industry since May 2008, including consulting with Nature’s Sunshine since October 2010.  At Nature’s Sunshine, Mr. Probert has focused on the U.S. Sales division and participated in the Brilliant Body Brilliant Business initiative.  Prior to his consulting work, Mr. Probert was the Chairman of the Board of Directors and Chief Executive Officer for Penta Water Company from December 2008 to March 2010.  He also served as the President and Chief Operating Officer of Herbalife International from August 2003 to April 2008.  Previously, Mr. Probert acted as the Chief Executive Officer of DMX Music and held significant management positions at iMovieStudio, PlanetLingo and served in various positions at the Walt Disney Company, including Executive Vice President of Worldwide Home Entertainment.  Mr. Probert received his B.A. from the University of Southern California in 1979.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional, herbal, weight management, energy, and other complementary products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today.  The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Provo, Utah 84606

(801) 342-4370